As filed with the Securities and Exchange Commission on December 18, 2012

Registration No. 333-153381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FRESH START PRIVATE
MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-1972677
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

720 N. Tustin Avenue, Suite 206
Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Consulting Agreements

Fresh Start Private Management, Inc. 2012 Stock Option Plan

(Full title of the plan)

Jorge Andrade
Chief Executive Officer
720 N. Tustin Avenue, Suite 206
Santa Ana, California 92705
(Name and address of agent for service)

(714) 541-6100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $0.001 per share	25,000,000 shares	$0.011	$275,000(3)	$37.51

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered under this registration statement will automatically be increased to cover any additional shares of the registrant’s common stock that become issuable with respect to the securities registered hereunder by reason of any stock split, stock dividend, extraordinary dividend, combination of shares, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended.

(3)
The proposed maximum offering price and registration fee are based upon the sum obtained by adding (i) the product of 25,000,000  shares  of common stock registered hereby under the Consulting Agreements, other contractual arrangements and the 2012 Stock Option Plan multiplied by $0.011 (the average of the high and low sales prices per share of common stock, as reported on the Over-the-Counter Bulletin Board on December 14, 2012, which is within five days of the filing of this registration statement.

 INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This Registration Statement on Form S-8 is filed by Fresh Start Private Management, Inc., a Nevada corporation (the “Company”) relating to 25,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable under those certain Consulting Agreements, other contractual arrangements and the 2012 Stock Option Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference into this Registration Statement, other than any portions of the respective filings that were furnished rather than filed (pursuant to Item 2.02 or Item 7.01 of the Current Reports on Form 8-K or other applicable SEC rules):

(a)	The Company’s Registration Statement on Form S-1 filed with the SEC on September 19, 2008 (SEC File No. 333-153381);

(b)
The Company’s Annual Reports on Form 10-K for fiscal year ended December 31, 2010 filed with the SEC on April 15, 2011 and for fiscal year ended December 31, 2011 filed with the SEC on May 18, 2012 (SEC File No. 333-153381).

(c)
 Description of the Company's common stock contained or incorporated in the registration statements filed by the Company under the Securities Act of 1933, including any amendments or reports filed for the purpose of updating such description.

(d)
The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 23, 2011, for the quarter ended June 30, 2011 filed with the SEC on August 16, 2011 and amended November 1, 2011 and for the quarter ended September 30, 2011 filed with the SEC on November 11, 2011 and amended February 27, 2012 (SEC File No. 333-153381).

The Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on July 10, 2012 and for the quarter ended June 30, 2012 filed with the SEC on August 14, 2012 and amended September 24, 2012 (SEC File No. 333-153381) and for the quarter ended September 30, 2012 filed with the SEC on November 19, 2012 (SEC File No. 333-153381).

(e)
The Company’s Current Report on Form 8-K filed with the SEC on: (i) November 4, 2011, amended February 2, 2012, February 9, 2012 and February 21, 2012; (ii) February 15, 2012 and amended March 9, 2012; and (iii) October 5, 2012; and (iv) November 14, 2012 (SEC File No. 333-153381);

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable SEC rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Exchange Act; however, references to the Company's currently authorized securities are dispersed among several documents.  Moreover, as described below, the Company and the holders of a majority of the outstanding shares of common stock have authorized an amendment to the certificate of incorporation to increase the number of shares of common stock the Company is authorized to issue.

The following description of our capital stock summarizes the material terms and provisions of the indicated securities.  For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that we have filed with the SEC.  The terms of these securities may also be affected by the Nevada Revised Statutes.

General

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share ("Common Stock") of which 100,761,938 shares have been issued.  The Company has no class of capital stock designated as preferred stock

Common Stock

Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors. The holders of the common stock are entitled to receive dividends, when an
d as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available. Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each. Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Right

No holder of any shares of the Company's common stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of the Company's shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of the Company's common stock. If in the due exercise of its fiduciary obligations, for example, the Company's board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

The Company's bylaws provide that special meetings of stockholders may be called only by the Company's board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of the Company's Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not paid any dividends since its inception and the Company does not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business.

Item 5.  Interests of Named Experts and Counsel

Inapplicable.

Item 6.  Indemnification of Directors and Officers

The Company's Articles of Incorporation and Bylaws provide for the indemnification of any present or former director or officer. The Company indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit. Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him. Nevada law also provides for discretionary indemnification for each person who serves as or at our request as an officer or director. We may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Under the Company's Articles of Incorporation and Bylaws of the corporation, the Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he or she is to be indemnified, the Company must indemnify the officer or director against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, then only by a court order. The indemnification coverage is intended to be to the fullest extent permitted by applicable laws.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers or directors under applicable state law, the Company is informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed

Inapplicable.

Item 8.  Exhibit List

3.1	Certificate of Incorporation, as amended (incorporated by reference as Exhibit 3.1 of the Company's Registration Statement on Form S-1 filed on September 19, 2008).

3.3	Bylaws of the Company (incorporated by reference as Exhibit 3.3 of the Company's Registration Statement on Form S-1 filed on September 19, 2008).

5	Legal Opinion of Diane D. Dalmy, Attorney at Law

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Fresh Start Private Management, Inc. 2012 Stock Option Plan

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Ana, California on December 18, 2012.

FRESH START PRIVATE MANAGEMENT, INC.

By:	/s/ Jorge Andrade
Jorge Andrade
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jorge Andrade, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Jorge Andrade	CEO and Director	December 18, 2012
Jorge Andrade	(Chief Executive Officer)

EXHIBIT INDEX

3.1	Certificate of Incorporation, as amended (incorporated by reference as Exhibit 3.1 of the Company's Registration Statement on Form S-1 filed on September 19, 2008).

3.3	Bylaws of the Company (incorporated by reference as Exhibit 3.3 of the Company's Registration Statement on Form S-1 filed on September 19, 2008).

5	Legal Opinion of Diane D. Dalmy, Attorney at Law.

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Fresh Start Private Management, Inc. 2012 Stock Option Plan.